Exhibit 99.1

19th December 2017	T +44 (0)20 7198 2000
F +44 (0)20 7198 2001
Private & Confidential	www.lsh.co.uk
Lambert Smith Hampton
Dennis Mehiel Esq	United Kingdom House
Four M Purchasers LLC	180 Oxford Street
7 Renaissance Square, 5th Floor	London
White Plains	W1D 1NN
NY 10601

Our Ref: LWVAL/SJ/MAF

Dear Sir

Client:	Dennis Mehiel of Four M Purcharers LLC.

Request:	A valuation report in respect of the freehold interest in the below property for internal management purposes.

Property:	Spicer’s Site, Sawston Business Park and land lying to the south of Mill Lane, Sawston, Cambridgeshire, CB22 3JG (The “Property”)

Thank you for your email instruction 13th November 2017, we are pleased to confirm our desktop opinion of Market Value and Market Rent of the freehold interest in the above investment property, for your internal purposes. In addition, our desktop opinion of Market Value and Market Rent of the freehold interest in the above investment property with the special assumption that the Vision Centre is let (MVSA 1), and the special assumption that the Mill Building is let (MVSA 2).

You are aware that we previously provided you with a report and valuation of the freehold interest, for loan security purposes, dated 23rd May 2016, reference LWVAL/SJ/MAF. This valuation update report is supplemental to, and should be read in conjunction with, that report and valuation. All caveats and conditions contained in our previous report are applicable hereto, together with the Assumptions and Limitations attached to the rear of this document.

Appointment

We confirm the following:-

•	Lambert Smith Hampton will be acting in the capacity of an External Valuer in connection with this instruction;

•	The valuation date is the 14th December 2017;

•	This valuation update report has been prepared by Simon Jones BSc (Hons) MRICS, RICS Registered Valuer, Director, who is qualified and suitably experienced for the purposes of the instruction and has the knowledge, skills and understanding to undertake the valuation competently.

•	The valuation has been prepared in accordance with the Royal Institution of Chartered Surveyors Valuation – Professional Standards UK January 2014 (revised April 2015), also known as the ‘Red Book’;

•	Lambert Smith Hampton holds appropriate professional indemnity insurance for this valuation instruction; and

•	This valuation update report has been prepared in accordance with our Terms of Engagement for Valuation Services attached, unless specifically stated otherwise herein or within our letter acknowledging your instructions.

Lambert Smith Hampton is a trading name of Lambert Smith Hampton Group Limited
Registered office: United Kingdom House, 180 Oxford Street, London W1D 1NN
Registered in England Number 2521225. Regulated by RICS

Basis of Instruction

In accordance with your instructions, the valuation stated within this valuation update report has been undertaken on a ‘desktop’ basis, i.e. we have not undertaken a re-inspection of the property. You have confirmed that there have been no material changes to the physical attributes of the property, or the nature of its location, since our last inspection on 23rd May 2016.

If it is subsequently found that there have been material changes to the physical attributes of the property, or the nature of its location, since our last report and valuation then our valuation may be materially affected.

Involvement

We have provided you with details of the following involvement:-

•	We provided advice to financial institutions for secured lending purposes as detailed in the engagement letter.

•	We provided a desktop letter update in June 2017

You have confirmed that you are satisfied that this does not constitute a conflict of interest nor does it compromise our ability to report to you with independence and objectivity.

Reporting Restrictions

In accordance with Valuation Practice Statements 2 and 3 of the Royal Institution of Chartered Surveyors Valuation – Professional Standards UK January 2014 (revised April 2015), we agreed that we would undertake this valuation update report on the basis of the following restrictions:-

•	We will not inspect the property;

•	Due to the restricted timescale for reporting, we have not been able to establish facts that would normally be verified by making enquiries. In particular, prior to publication of this valuation update letter, we agreed that we would not undertake enquires relating to the condition of the building and services, flooding, contamination and hazardous substances, other environmental matters (e.g. mining), planning and statutory matters, business rates and council tax.

In light of these restrictions, we have made the following assumptions when forming our opinion of Market Value:

•	The subject is in good repair;

•	The subject has no outstanding planning consents not yet implemented which might impact the opinion of value reported herein; and

•	There are no matters relating to contamination which might impact the opinion of value reported herein.

Changes to the Property

It is our understanding that since our inspection on the 23rd May 2016 there have been the following material changes;-

•	The CDC warehousing and offices has been let on a new 5 year lease from the 10th October 2017.
•	The Vision Centre Laboratory is due to be let on a new 15 year lease.
•	The Mill Building is due to be let on a new 10 year lease.

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Reliance upon Information

We have previously agreed that we shall rely upon the following information for the purpose of reporting to you:

•	Floor areas detailed in the previous reports by DTZ dated June and November 2014.
•	Tenancy schedule and any updated information provided by Les Goldman of Northwest Biotherapeutics.
•	Floor areas for the Vision Centre
•	Executed lease relating to CDC Warehouse, Sawston, Cambridge dated the 10th October 2017
•	Draft lease relating to The Vison Centre, Sawston, Cambridge

Other Matters

We are of the opinion that, subject to comments within this valuation update report, the property offers security suited to your purpose.

Overview of Subject Property

Given that you are familiar with and own the site, for the purposes of this internal management report, we do not intend to explain the accommodation in detail. The property is composed of the following;-

Spicer’s Site

The subject site totals approximately 511.52 acres (207.0 Ha) in area of which there are; 24.17 acres (9.8 Ha) relates to existing offices and distribution facilities, 8.80 acres (3.6 Ha) to development land with planning consent for 163,000 sq ft of warehouse development, 478.55 acres (193.7 Ha) of arable land, permanent pasture, woodland, a fishing lake, tracks, river and associated agricultural buildings including 7.87 acres (3.2 Ha) of undeveloped Brownfield land. The main warehouse in the north of the site (CDC) was constructed in the early – 1990’s and comprises a 5 bay warehouse with 2 storey offices.

Spicer’s site – Vision centre

The most recently constructed and refurbished building on site is the Vision Centre.

Since the date of our last inspection (23rd May 2016), planning permission has been granted for Change of use from B8 to B2 use class, and associated alterations to the Vision Centre including; additional fenestration, internal floorspace extension, installation of plant, and external works.

Works have commenced and this building has been refurbished both externally and internally and the warehouse extended to provide an additional first floor. We understand that these works are now complete.

Internally at ground floor level, just over approx. 465 sqm (5,000 sq ft) of laboratory space has been created and fitted out to a very high specification. The remainder is finished to effectively a shell specification with supporting services but has been designed to allow flexible laboratory and/or office space to be created on an ‘adhoc’ basis pending occupier’s requirements.

The exterior area of the building benefits from a new hardstanding and block paviour providing; allocated car parking spaces, parking, charging points for electric vehicles, and covered bicycle rack. Work to this element of the subject is complete for this phase.

We have been advised that circa £6.5m has been spent on the improvement works.

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Sawston Business Park (also referred to as the John Dickinson site)

The site totals approximately 17.23 acres in area, across two distinct areas. The larger area (12.34 acres) is currently occupied by four vacant light industrial/warehousing space in buildings providing a total of circa 260,642 sq ft Gross External Area. The second parcel of land (4.89 acres) is designated as Green Belt, to the northwest of the industrial / warehouse buildings.

The total combined sites are 213.97 hectares (528.75 acres). We understand than an additional parcel of land adjacent to the entrance, known as land to the south of Mill Lane, was acquired by you as a benefit to your Master Plan for the whole site. We understand there are no buildings on the site.

Development Proposal

We understand that there is a Master Plan in relation to this whole site but that no additional planning applications or development (other than the Vision Centre) have taken place since the date of our previous valuation dated 23rd May 2016.

The long term vision for Aracaris will include clinics (Class D1), medical centres (Class D1), healthcare (Class D1) and training centre and accommodation (Class C2), along with the other identified uses including offices (Class B1 (b)), general industrial use (Class B2) and associated storage and distribution (Class B8). This mix of uses cannot be accommodated in the existing buildings on site. It is therefore appropriate to apply for planning permission for the redevelopment of the wider site to include the former Spicers Site. We are advised that this will be done over time and not in one application.

It is recommended that the extent of a masterplan should be considered with regard to the surrounding Green Belt and flood risk areas. A masterplan would allow for a more efficient use of the existing space, but should be tested against constraints such as traffic and transport.

CALCULATION OF MARKET RENT

CDC Warehouse

Flamingo Flowers, Great North Road, Sandy, SG19 2AJ – comprises 147,765 sq ft of industrial steel frame warehousing built in the 1970’s and used for the wholesale distribution of flowers. The property let in April 2017 on a 20 year lease with a tenant break in April 2027, and 5 yearly upwards only rent reviews, at a rent of £3.25 per sq ft. This property situated to the west is comparable to the subject.

Washingley Road, Huntingdon, PE29 6SY – comprises 251,945 sq ft of industrial steel frame warehousing built in the 1990’s. An undisclosed tenant took the space on a sublease, which expires in April 2025 (8 years and 5 months), at a rent of £4.75 per sq ft. This property is superior to the subject, is situated within an established industrial area and has better transport infrastructure connecting into the north / south A1 main road.

Addision Way, Ipswich, IP6 0RL – comprises 104,842 sq ft of industrial steel frame warehousing built in 2002. Canute UK Ltd let the space on a 10.5 year lease at £4.70 per sq ft. This property is superior to the subject, and is situated in a comparable secondary location.

In light of the evidence above and the current dilapidated condition of the CDC warehouse / office accommodation we believe that the property is rack rented at £4 per sq ft.

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Vision Centre

Suite 1, Science Village, Chesterford Park, Saffon Walden, CB10 1XL – Suite 1 comprises 1,515 sq ft of ground floor laboratory space within a two floor modern purpose built property in 2011. The space has been let on confidential terms at an asking rent of £32 per sq ft. This property is superior to the subject and is situated on an established campus style business park.

Sterling House, Denny End Road, Cambridge, CB25 9QE – comprises 1,500 sq ft of office/medical space within a steel frame office building constructed in 1995. The space let in July 2017 on a new lease on confidential terms at an asking rent of £25.25 per sq ft. This property is comparable to the subject, and is situated in a comparable location.

37 Castle Street, Luton, LU1 3AG – comprises 1,855 sq ft of office/medical space within a brick building constructed in 1967. The space let in March 2017 on confidential terms at an asking rent of £18.87 per sq ft. This property is inferior to the subject, and is situated in an inferior location.

Based on the evidence above we believe that the converted labs would be rack rented at £25 per sq ft. To the remainder of the Vision Centre we have applied £3 per sq ft, as it is in shell condition.

Mill Building

Suite 4, Millside, The Moor, Royston, SG8 6ED – comprises 6,400 sq ft of ground floor industrial space. The steel frame building let in August 2017 on a FRI 10 year lease at an effective rent of £5.07 per sq ft. This inferior property is situated in a comparable location to the subject.

Unit 9a, Sawston Trade Park, London Road, Cambridge, CB22 3EE – comprises 31,759 sq ft of industrial space. The reinforced concrete building let in October 2016 on confidential terms off an asking rent of £5.20 per sq ft. This property is comparable to the subject, and is situated in a comparable location.

Unit 5a, Station Road, Cambridge, CB22 3HB – comprises 3,255 sq ft of ground floor industrial space. The steel frame building let in July 2017 on confidential terms off an asking rent of £7.68 per sq ft. This property has a mezzanine of office accommodation within the demise. This property is superior to the subject and is situated in a comparable location.

Based on the evidence above and feedback from local agents we believe that the Mill Building would let at circa £6.50 per sq ft. In order for this figure to be achieved a 12 month rent free period would be required to allow the tenant to complete renovation works.

For the fishing lake, we have adopted a net income of £10,357 per annum. We have assumed the land and buildings subject to the Agricultural Tenancy are rack rented as this has previously been reviewed by Bidwells, acting on your behalf.

We have not applied a market rent to the remainder of the buildings on site, particularly the Sawston Business Park as this is being treated and valued as Brownfield Development land given the age and nature of the existing buildings.

CAPITAL VALUES

Commercial Development Land

There have been limited sales of commercial development land in the Cambridge region in recent years. The lack of activity is partly due to the lack of development since the economic downturn in the late 2000’s. However, it is also partly due to the high land prices which developers paid for sites in the mid 2000’s in particular when industrial land commanded values of up to circa. £500,000 per acre and consequently land holders have been generally unwilling to part with sites at lower levels.

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Notwithstanding the lack of activity we are aware of a number of transactions to which we have had regard in determining our opinion of Market Value as follows:

•	A 7.18 acre site sold at Buckingway Business Park in 2015 for £2.5m reflecting £350,000 per acre. The site was bought by Grant Processors who were looking to construct a building for owner occupation having disposed of their site for residential development.

•	A 6.24 acre site at Kingston Park, Peterborough sold in early 2016. The site forms part of a larger site with a developable area of circa 11 acres which fronts the established Kingston Park warehouse units occupied by Debenhams, Amazon and Willis and Gambier and has good prominence to the A1139. The site sold for £1,900,000 equating to circa. £304,500 per acre.

•	A 3.35 acre site off York Way, Royston was acquired by Johnson Matthey in mid 2014 for a new circa. 70,000 sq ft industrial facility. The land price agreed as part of a development agreement equated to £350,000 per acre. The land forms part of a larger 30 acre development site which is to provide a Waitrose Supermarket along with commercial premises.

•	A 5.5 acre site to the rear of the Papworth Business Park (approximately nine miles north west of Cambridge) was acquired by Frederick Smart and Co in Spring 2013 for the development of a new circa. 100,000 sq ft industrial warehouse facility. The site sold for £775,000 equating to £141,000 per acre.

•	A 3.07 acre site forming part of Phase 2 of Lancaster Way Business Park in Ely was acquired by Cambridge Commodities in mid 2014 for the development of an 80,000 sq ft industrial warehouse facility. The site sold for £706,100 equating to £230,000 per acre.

With the above in mind, given the sites that have transacted are effectively smaller, we have assumed that the development land would be sold in phases as smaller parcels and have therefore applied an overall rate reflecting £280,000 per acre to the subject. This reflects the size and an adjustment for a phased development of the whole site.

Investment sales

Whilst there have been very few investment deals in Cambridge over the last couple of years, a significant deal took place at the end of 2015. Barwood Capital purchased the multi-let Buckingway Business Park with the intention to speculatively develop 140,000 sq ft of industrial warehousing across four units and would represent the largest speculative industrial development seen in Cambridge since 2008.

2016 -2017 has seen the following investment activity;

•	Caryle House, an office building over ground and first floor let to four tenants with a combined income of £278,614 sold in May 2017 for over £5,200,000 reflecting a net initial yield under 5%.
•	Chequers House, comprising a modern office building with a rental income of £229,000 sold in December 2016 for £4,400,000 reflecting a net initial yield of 4.88%
•	Newham Mill, a mixed use building with restaurant on the ground and office accommodation above sold for £4,000,000 in December 2016 reflecting a net initial yield of 3.93%.
•	Uttlesford District Council has announced a new partnership with Aviva Investors following the purchase of a 50 per cent share in Chesterford Research Park, Little Chesterford, Cambridge in March 2017. The £45 million acquisition will generate an initial yield of 5.6% per annum rising to 6.3% by year five.

Valuation Methodology

In assessing Market Rent we have adopted the comparable method of valuation which provides an indication of value by comparing the Property with other similar properties for which price information is available. We have adjusted these comparables to reflect differences in age, size, condition, location and any other relevant factors.

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We have explicitly reflected the following costs and voids in forming our opinion of value, in order to take account of the anticipated cash flow of a typical purchaser:

•	Empty Rates

•	A marketing and income void of 24 months for the Vision Centre and 36 months for the CDC unit in order to secure a tenant of a typical covenant strength and on lease terms appropriate to and expected of the subject, given prevailing market conditions, effective from the date of valuation

•	Purchasers Costs where applicable.

In order to arrive at our opinion of value for the Vision Centre Labs, we have applied a yield of 9% to our current opinion of market rent and allowed a two year void. To the remaining space, which is currently in shell condition, we have applied a discounted market rent to reflect the condition, and applied a yield of 9%, with a two year void.

The CDC warehouse and office site has been let on a five year lease at circa £4 per sq ft. On this basis we consider it to be rack rented. The term yield has been capitalised at 6.5% to reflect the strength of the tenant’s covenant, and the reversion yield at a hardened yield of 9% from the previous valuation in June, to reflect the capital expenditure the incoming tenants are contracted to complete. We have also reduced the post tenancy void from 36 months to 30 to reflect the improved circumstances.

Regarding the land we have adopted a rate of £5,000 per acre to the 470.68 acres of agricultural land, and £280,000 per acre to the 41.69 acres of brownfield development land. The additional land that was purchased last year (land to the south of Mill Lane) we have valued at £65,000.

Finally for the fishing lake income we have applied a yield of 10%.

For the special assumption valuation 1 all the above has remained the same, apart from the Vision Centre Labs. We have applied the terms of the proposed lease which defines a new 15 year term, and 12 month rent free period. At the rent of circa £25 per sq ft, we believe the property to be rack rented. Over the term yield we have applied a yield of 6.5% to reflect the strength of the tenant covenant, and a reversion yield of 9% and 24 month post letting void in line with our previous valuation.

For the special assumption valuation 2 all the above has remained the same. The proposed letting of the Vision Centre Labs has remained, and we have also included a proposed further letting of the Mill Building. We have applied the terms of the expected lease which defines a new 10 year lease term, and 24 month rent free period. At the rent of circa £6.50 per sq ft, we believe the property to be rack rented. Over the term yield we have applied a yield of 9%, a reversion yield of 10%, and 24 month post letting void in line with our previous valuation assumptions.

Opinions of Value

We are of the opinion that the current Market Value of the freehold interest of Spicer’s Site, Sawston Business Park and land lying to the south of Mill Lane, Sawston, Cambridgeshire, CB22 3JG, as at the 13th November 2017, subject to the leases detailed herein, for internal management purposes, is:-

£25,170,000

(Twenty Five Million, One Hundred and Seventy Thousand Pounds)

We are of the opinion that the current Market Value of the freehold interest of Spicer’s Site, Sawston Business Park and land lying to the south of Mill Lane, Sawston, Cambridgeshire, CB22 3JG, as at the 13th November 2017, subject to the leases detailed herein and special assumption 1 that the Vision Centre Laboratory is let, for internal management purposes, is:-

£25,780,000

(Twenty Five Million, Seven Hundred and Eighty Thousand Pounds)

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We are of the opinion that the current Market Value of the freehold interest of Spicer’s Site, Sawston Business Park and land lying to the south of Mill Lane, Sawston, Cambridgeshire, CB22 3JG, as at the 13th November 2017, subject to the leases detailed herein and special assumption 2 that the Vision Centre Laboratory is let in addition to the Mill Building, for internal management purposes, is:-

£27,220,000

(Twenty Seven Million, Two Hundred and Twenty Thousand Pounds)

Value Added Tax

Our valuation is exclusive of VAT unless otherwise stated.

Limitation of Liability/Publication

This valuation update report is provided for the stated purpose and for the sole use of the named client. It is confidential to the client and his professional advisers and the Valuer accepts no responsibility whatsoever to any other person.

Neither the whole nor any part of this valuation update report nor any reference hereto may be included in any published document, circular, or statement, or published in any way, without the Valuer's written approval of the form and context in which it may appear.

Such publication of, or reference to this valuation update report may not be made unless it contains a sufficient contemporaneous reference to the Special Assumptions or departure(s) from the Royal Institution of Chartered Surveyors Valuation – Professional Standards UK January 2014 (revised April 2015).

Yours faithfully

Valuer:	Checked by:

/s/ Simon Jones	/s/ Matthew Wallis

Simon Jones BSc (Hons) MRICS	Matthew Wallis
RICS Registered Valuer	RICS Registered Valuer
Director Head of Valuation	Director Head of Operations
For and on behalf of	For and on behalf of
LAMBERT SMITH HAMPTON	LAMBERT SMITH HAMPTON

Date	30th November 2017

DDI	+44 (0)20 7198 2073
Mobile	+44 (0)7921 353 623
Email	scjones@lsh.co.uk

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ASSUMPTIONS AND LIMITATIONS

Condition

We have not been instructed to inspect the property, nor have we carried out a building survey of the property as this was not within the scope of our instructions. For the purpose of this report, the subject property is assumed to be in good repair and condition.

The property has been valued with due regard to its appropriate existing state of repair and condition, including reference to their age, nature of construction and functional obsolescence, in so far as this is indicated within the information provided to us for the purpose of this instruction and information of which we are already aware due to previous involvement. We believe we have formed a general opinion of the state of repair of the properties in so far as it is likely to affect our valuations.

It is assumed that the condition of the property at the date of valuation is identical to that found at the date of our previous inspection, undertaken during 15th September 2015.

Contamination

Given we have not been instructed to inspect the property for the purpose of this letter, we are unable to comment upon the likelihood of the property or its surrounds being contaminated. For valuation purposes, we have assumed neither the subject nor its surrounds are subject to contamination to such an extent that if found to be present, it might reduce the values now reported.

Flooding

We have not been instructed to investigate and confirm the likelihood of planning at the subject.

Town Planning

In accordance with your instructions, we have not made any enquiries of the local planning and highway authorities.

We have not examined any entries in the planning register. In the absence of further information, we have assumed that the uses being carried out at the property is an authorised planning use and that all buildings have been erected with full planning permission.

Rating

In accordance with your instructions we have not made enquiries of the Rating List to determine the current Rateable Value of each property.

Discrimination

As we have not inspected the property, our valuations assume that it complies with the requirements of the Equality Act 2010 at the valuation date.

Energy Performance Certificates

We have been instructed not to investigate and confirm the existence of EPCs at the subject.

Lease Documentation

You have provided a summary Tenancy Schedule. We therefore assume the content of the Tenancy Schedule to be correct; if found not to be the case, this may affect the opinions of value reported here